Exhibit 99.1

G-III APPAREL GROUP, LTD.

G-III APPAREL GROUP PROVIDES UPDATE RELATED TO COVID-19 OUTBREAK

—  Implements Temporary Reductions in Management Salaries —

—  Announces Temporary Employee Furloughs —

New York, New York – March 31, 2020 -- G-III Apparel Group, Ltd. (NasdaqGS: GIII) today provided an update on actions the Company is taking in response to the COVID-19 outbreak to strengthen its financial flexibility.

Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “Over the years, we have successfully managed through many challenges. What we are navigating through today is unprecedented and rapidly evolving. I am confident in the actions we are taking to strengthen our financial flexibility to position us for future success. The furlough of many of our employees was one of the most difficult decisions we have had to make as an organization and one we did not take lightly. We look forward to bringing our furloughed employees back to work as soon as possible.”

The Company announced that, effective March 30, 2020, management voluntarily agreed to temporary reductions in annual salaries.  Morris Goldfarb, the Chairman of the Board and Chief Executive Officer, and Sammy Aaron, the Vice Chairman of the Board and President, agreed to receive no salary.  Wayne S. Miller, the Chief Operating Officer and Secretary, Neal S. Nackman, the Chief Financial Officer, and Jeffrey Goldfarb, Executive Vice President and a member of the Board of Directors, each agreed to a 40% reduction in their annual salaries.  Also effective March 30, 2020, the base annual salaries of other senior personnel will be temporarily reduced by 10% to 40%, depending upon salary levels.

At this time, the Company’s wholesale business requires a smaller workforce to execute on the critical activities of its business.  As a result, in addition to the above-mentioned salary reductions, the Company will be furloughing approximately 60% of its wholesale operations segment employees, effective April 6, 2020.  All wholesale business furloughed employees will continue to receive existing healthcare benefits with the Company paying the employees’ share of healthcare costs.

In its owned retail business, the Company has provided ongoing pay and benefits to store employees impacted by the temporary store closures. Given the rapidly evolving environment and stay-at-home orders by government officials across the country, the Company, in addition to the above-mentioned salary reductions, will be decreasing the number of its retail segment employees by over 80% through furloughs and staff reductions,  effective April 6, 2020.  All full-time retail business furloughed employees will continue to receive existing healthcare benefits with the Company paying the employees’ share of healthcare costs.

About G-III Apparel Group, Ltd.

G-III designs, sources and markets apparel and accessories under owned, licensed and private label brands. G-III’s owned brands include DKNY, Donna Karan, Vilebrequin, G. H. Bass, Andrew Marc, Marc New York, Eliza J and Jessica Howard. G- III has fashion licenses under the Calvin Klein, Tommy Hilfiger, Karl Lagerfeld Paris, Kenneth Cole, Cole Haan, Guess?, Vince Camuto, Levi's and Dockers brands. Through our team sports business, G-III has licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, and over 150 U.S. colleges and universities. G-III also operates retail stores under the DKNY, Wilsons Leather, G. H. Bass, Vilebrequin, Karl Lagerfeld Paris and Calvin Klein Performance names.

Statements concerning G-III's business outlook or future economic performance, anticipated revenues, expenses or other financial items; restructuring plans; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, risks related to G-III’s ability to reduce the losses incurred in its retail operations, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions, risks from the outbreak of the coronavirus, the impact on G-III’s business of the imposition of tariffs by the United States government and business and general economic conditions, as well as other risks detailed in G-III's filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III Apparel Group, Ltd.

Company Contact:

Priya Trivedi

VP of Investor Relations and Treasurer

(646) 473-5157

Investor Relations Contact:

Tom Filandro

ICR, Inc.

(646)  277-1235

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